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                                                                    EXHIBIT 99.1

CORPORATE PARTICIPANTS

      JIM FOLLO
      Martha Stewart Living Omnimedia, Inc. - EVP & Chief Financial & Administrative Officer

      SHARON PATRICK
      Martha Stewart Living Omnimedia, Inc. - President & CEO

CONFERENCE CALL PARTICIPANTS

      MICHAEL MELTZ
      Bear Stearns - Analyst

      DOUGLAS ARTHUR
      Morgan Stanley - Analyst

      ALISSA GOLDWASSER
      William Blair - Analyst

      STEVE GITTAMO
      Verdis (ph) Capital - Analyst

PRESENTATION

OPERATOR

      Good morning, and welcome to the Martha Stewart Living OmniMedia, Inc. third quarter 2004 earnings conference call and webcast. All participants will be placed on a listen-only mode until the question-and-answer session of the call. At the request of Martha Stewart Living OmniMedia, Inc., the call is being recorded. Anyone with objections should disconnect at this time. At this time, it's my pleasure to introduce Mr. James Follo, Executive Vice President and Chief Financial and Administrative Officer of Martha Stewart Living OmniMedia, Inc.

      JIM FOLLO - MARTHA STEWART LIVING OMNIMEDIA, INC. - EVP & CHIEF FINANCIAL & ADMINISTRATIVE OFFICER

      Thank you. Good afternoon and thank you for attending Martha Stewart Living OmniMedia's third quarter 2004 earnings teleconference and webcast. Also with me today is Sharon Patrick, our President and Chief Executive Officer. Sharon will open today with a strategic and operational overview of the Company, and I will conclude with a financial review of the third quarter and discuss the outlook for the fourth quarter of 2004.

Before turning the conference call over to Sharon, I'd like to remind everybody that our discussion today may include forward-looking statements, which can generally be identified by the use of terminologies, such as will and expects. Our actual results may differ materially from those projected in the statements. Factors that could cause such differences are discussed in our filings with the Securities and Exchange Commission, particularly in "management's discussion and analysis" sections of our periodic filings in our earnings release issued this morning.

An archived version of this teleconference and webcast will be available on the Company's web site at www.MarthaStewart.com through November 11th.

And finally, this morning's press release reflects the requirements of Regulation G and other rules affecting the use and disclosure of non-GAAP financial measures. During this call, we will discuss the measure operating income or loss before depreciation and amortization. Additional information relating to the measure operating income before depreciation and amortization is contained in our press release issued this morning, which is accessible on our website, MarthaStewart.com under the heading "Investor Relations."

With that completed, I would now like to turn the call over to Sharon Patrick. Sharon?

      SHARON PATRICK - MARTHA STEWART LIVING OMNIMEDIA, INC. - PRESIDENT & CEO

      Thank you, Jim, and good afternoon everyone. Thank you for joining us today for our third quarter 2004 earnings conference call. We finished the quarter with a loss lower than previously forecast, and with a strong debt-free cash balance of $151 million. We continued to receive strong consumer support in the quarter for our products. Products that continue to offer our unique blend of Martha Stewart brand attributes, inspirational how-to information translated into print, video and retail selections that offer quality, style, usefulness and affordability.

During the quarter, Martha Stewart made a decision to serve her sentence in advance of completing her appeals process, allowing MSO to attain closure and to plan for the future with significantly more certainty. As a result, we've already begun to plan for Martha's return to the Company beginning with the recent

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announcement of our agreement with Mark Burnett, under which Mr. Burnett will advise and consult with the Company regarding various television matters. This will include developing opportunities to evolve the future of Martha Stewart Living Daily syndicated television show for distribution in the 2005/2006 season, as well as developing a primetime network television series featuring Martha Stewart for fall 2005.

As we have consistently maintained throughout the 29 months of uncertainty, MSO's circumstances and performance will strengthen once Martha Stewart's personal legal situation resolves and we're finally able to enter the process of putting the matter fully behind us. As forecast, in the last several weeks since Martha's action, we are beginning to see renewed interest, not only in the television arena but also from advertisers. While early in the process, we can say that we are becoming increasingly optimistic about an advertising recovery, previously the major area of significant weakness 2002 through 2005.

Moreover, with respect to our newest brands and brand labels, all developed, acquired, and/or launched during the two years of uncertainty, we can also report good news. Including "Everyday Food" announced a ratebase increase to 800,000 effective with the January issue. We further expanded our Martha Stewart Signature furniture collection to much acclaim, shortly after winning the Elle Deco International Design Award in the furniture category for 2004. And we acquired Body & Soul Magazine as an anchor for a new category to be pioneered by MSO Natural Living. In short, as we first announced in 1999, we continue to evolve our business segments and brand, strategically in steady fashion, from expert personality to trusted brands and brand label assets with an unwavering eye towards future growth prospects, as well as long-term profitability. We believe that, taken together, these many developments continue to demonstrate the enduring resiliency of our company and the strength of our brand assets.

Now, let's turn to our business segments, beginning with publishing. As noted, the major pressure on the financial performance of the publishing segment over the past two years plus has been on advertising revenues in our magazine. As I previously stated, we are beginning to become increasingly optimistic regarding a print-based advertising recovery, beginning in the second quarter of 2005 and building momentum as the year progresses. Closure to the legal situation, first and foremost, combined with one -- the unflagging loyalty of our now nearly 2 million newsstand readers and subscribers. Two, the potential of our new television shows. Three, our demonstrated ability as a Company to meet our consumer needs for affordable, high-quality information and product. And four, our financial strength are making the brand once again attractive to our advertisers.

During the third quarter, the first issue of the redesigned Martha Stewart Living magazine hit the newsstand with the new Martha Stewart Living logo and an updated design and ad rate campaign. The inside of this book also contains new columns that further position MSO as the authority and undisputed leader for original and inspirational how-to for the home. Moreover, although we have no major direct-mail campaigns to discuss this quarter, I'm pleased to report that our recent subscriber renewal rates for MSO have been trending up, and a recent survey of our subscribers indicates several other positives, including -- MSO subscribers currently have, at 95% favorability, a much more favorable view of the magazine and brand Martha Stewart than at any other point in many years. Similarly, MSO subscribers at 89% favorability had a more favorable view of Martha Stewart, the expert personality, than at any point since August 2002.

With respect to prospects, Martha Stewart and Martha Stewart Living are both at the highest levels of favorability since August 2002. And finally, both prospects and consumers continue to say that they buy the magazine for its Martha Stewart brand attributes. Roughly 50% for its how-to ideas, 30% for its unique sense of style, and approximately 9% for its association with Martha.

In other developments during the quarter, we acquired Body & Soul magazine and its companion, Dr. Andrew Weil's self-healing newsletter. Body & Soul provides MSO with the opportunity to enter, lead and become dominant in the new, yet complementary, lifestyle market, which we believe will be to the millennium what domestic arts and living was to the '90s. In short, Body & Soul forms the core of the new Omni Lifestyle category and brand, Natural Living aimed at our highly attractive 25 to 54 female demographics, and focus less on the home and more on individual development. "More on me."

Similar to our flagship brand Martha Stewart Living, the Body & Soul brand is comprised of seven natural living core content areas, including healthy eating, exercise and fitness, integrated medicine, mental health, spiritual well-being, natural home, and stress reduction rejuvenation and anti-aging. We believe the riches of these core areas, backed up by expert authorities, as represented by Dr. Andrew Weil, bodes well for the future growth and development of this how-to brand lifestyle, and provides MSO with another opportunity to pioneer another new lifestyle category that will not only leverage MSO's media and merchandising platforms, infrastructure and cross-promotional capabilities, but will also provide a Next Generation fully integrated business to benefit our consumers and our long-term bottom line.

Now let's turn to the television business segment. The big news of the quarter is our September announcement regarding our agreements with Mark Burnett, under which Mr. Burnett, creator and executive producer of the Survivor, Apprentice, Contender and other highly creative primetime series that have been credited with changing the face of television, will advise and consult with the Company and with Martha Stewart on various opportunities, including the evolution of the Martha Stewart Living daily syndicated show, and will produce a primetime series.

Moreover, our MSO TV studio production crew also continues to work on other existing partnership programs and productions, including the development and filming on several wedding specials for the Style Network, as well as supporting new development mental opportunities, including Everyday Food programming. Specifically, our Everyday Food series will launch in January 2005 on PBS to 60% of U.S. television households, including such major markets as Los Angeles, New York, Atlanta, and Boston. PBS is confident, given early responses and enthusiasm for the show, that distribution will continue to increase over time.

Everyday Food, a half-hour show, features an ensemble cast of five of MSO's most talented cooks who bring the pages of the Everyday Food magazine to life, demonstrating easy-to-make recipes along with smart tips and kitchen techniques. We are greatly looking forward to the launch and to the positive effect we believe the show will have on the evolution of the Everyday Food brand.

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Retail merchandising is our third business segment, offering several brand labels tailored to different retail channels. With respect to Martha Stewart Everyday, our mass-market brand label, Q3 sales at Kmart, decreased 9.7% on a comp store basis. MSO experienced weakness primarily in soft home, as part of a planned reset refreshment program, the first step of which is to wind down existing inventory levels. Offsetting this planned development and wind-down was strength in our housewares program with candles, home decor and kitchen organization products selling well. It's important to note that the Q3 sales decline does not impact our full year financial results, as we are paid based on annual contractual minimum amounts.

We are also gratified to note that Kmart has recently announced the hiring of a new CEO, Elwin Lewis, a highly respected brand builder, to guide Kmart's consumer resurgence at store level. We believe the reaffirmation of the importance of brands to Kmart's turnaround bodes well for Martha Stewart Everyday. As importantly, we wish Julian Day all the best in his new assignment and thank him for his successful efforts on all of our behalf.

Now with respect to the Martha Stewart Signature brand label, due to the continued success of the furniture line with Bernhardt, we recently announced an additional expansion of this brand label at the International Home Furnishings market in High Point, North Carolina. We'll introduce 43 new SKUs, including additions to each of our three collections, Lily Pond, Skylands and Turkey Hill, as well as to the range of upholstery options. The new items will be available to consumers at furniture retailers nationwide in March 2005.

Finally with respect to our Internet direct commerce segment, our plan to significantly improve the financial performance of this segment is tracking as expected. Our last catalog for living will be mailed in the fourth quarter, in advance of the holiday season, and we will fully exit the direct catalog portion of this segment in early 2005. We will, however, continue to grow our profitable, albeit still small, direct-to-consumer flower business, Martha's Flowers. This business continues to benefit from changes we implemented earlier this year, including better technology and improved pricing and product assortment.

In addition, we are currently reviewing the content portion of our website and we expect to make improvements that will allow us to minimize our costs while creating a useful and productive experience for our users. We also expect that the site will continue to run off of our existing technology platform, and it will focus on delivering our expert how-to related lifestyle content, driving subscriptions to our various lifestyle brand magazines, supporting our television shows and merchandising programs, and continuing to grow our direct-to-consumer flower business, while seeking additional commercial opportunities.

In closing, we are delighted in the face of closure to be looking forward. Our talented employees, readers, viewers, shoppers, and distribution partners are still with us, primarily due to the continued appeal to consumers of the long-standing brand attributes associated with the name Martha Stewart -- impeccably researched and original how-to information and inspiration, driving the quality, style and affordability of our products. We further continue to greatly appreciate our existing fully committed advertisers as we focus on those advertisers that, in the face of closure, are showing renewed interest in our publication.

So with that, let me turn the call over to Jim Follo, our Chief Financial and Administrative Officer, who will discuss our third-quarter results and outlook for the fourth quarter. But not before wishing you all a happy Halloween, a Martha Stewart holiday tradition. Jim?

      JIM FOLLO - MARTHA STEWART LIVING OMNIMEDIA, INC. - EVP & CHIEF FINANCIAL & ADMINISTRATIVE OFFICER

      Thank you, Sharon. Let's begin by reviewing the highlights of our third-quarter performance on a consolidated and segment-by-segment basis before concluding with an outlook for the fourth quarter 2004.

Overall our company revenues for the third quarter of 2004 were 38.7 million compared to 51.2 million in the third quarter of 2003. Loss from operations for the quarter was 16.2 million compared to 6.3 million in the prior year's quarter. Loss from operations for depreciation and amortization, and amortization of non-cash stock compensation in the quarter, was 13.5 million compared to income of 4.3 million in the prior year's quarter. And the net loss for the 2004 quarter was 15 million, or $0.30 per share compared to 3.9 or $0.08 per share in the 2003 quarter.

We continue to maintain our strong financial position as evidenced by our cash and short-term investment balance of approximately 151 million at September 30th, and we continue to be debt free. We continue to take a careful look at our businesses and their cost structure and make adjustments where appropriate. Our full-time employee headcount at September 30th was 482, including 28 employees who joined the company in the quarter through the Body & Soul acquisition. We expect to end the year with headcount at approximately the current level.

During the third quarter of 2004 we changed our accounting policy for subscription acquisition costs in our publishing segment. The company previously recognized as expense its estimate of annual subscription acquisition costs ratably throughout the year. The company will now recognize subscription acquisition costs in the period in which the acquisition effort takes place. This change in accounting policy does not impact current or prior full year results, as the company will continue to expense all subscription acquisition costs in the year incurred. But it does impact the timing of expense recognition within quarters. The impact of this change on the 2004 quarter was to reduce selling and promotion costs and net loss by $1.8 million or approximately $0.04 per share. The change had minimal impact on the 2003 quarter. Additional information on this matter is included in the table to our press release.

Our third-quarter results are substantially better than our previous guidance, which was a loss of $0.50 per share for the following reasons -- lower marketing expenses were due to both timing of promotional programs and lower-than-expected expense levels. We had lower overall costs throughout our segments,

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including higher-than-expected insurance recoveries in the quarter. We received a tax refund in excess of prior estimates. And the previously-mentioned change in accounting for subscription acquisition costs all accounted for the difference, again, the prior guidance.

Now turning to publishing. Publishing segment revenues for the third quarter were 22.3 million compared to 29.1 million in the prior year's quarter. The quarterly performance reflects the results of three issues out Martha Stewart Living, two issues of "Everyday Food", no issues of Martha Stewart Wedding, and three special interest publications. In addition, we published two issues of Body & Soul post the acquisition.

For comparison with the 2003 quarters, we published two additional special interest publications and two issues of Body & Soul. Publishing revenue in the quarter reflect the following -- advertising pages in Martha Stewart Living magazine have decreased approximately 50% in the quarter to 155 pages according to Min. Advertising rate per page was also low in the quarter, the result of the rate-based reduction effective with the January 2004 issue, to 1.8 million copies.

Circulation revenue for Martha Stewart Living magazine decreased during the quarter due principally to the lower rate base in the period, partially offset by a higher net revenue per subscription copies sold. Revenue from "Everyday Food" increased approximately 40% in the quarter due principally to higher subscription revenues due to increased circulation. And initial revenues from the Body & Soul acquisition approximated 1.5 million.

On the cost side, overall expenses in the segment were flat in the quarter. Lower production and distribution costs of Martha Stewart Living magazine due to lower pages per issue were offset by increased marketing expenditures, increased production costs for "Everyday Food" due to higher circulation costs, and costs associated with Body &, Soul as well as the increased frequency for special interest publications. Operating loss for the quarter for this segment was 5.6 million compared to operating income of 1.3 million in the 2003 quarter. And OIDA was a loss of 5.4 million in the third quarter compared to income of 1.4 million in the third quarter of 2003.

In television, revenues in the quarter were 2.2 million compared to 6.6 million in the 2003 quarter. The revenue decrease is primarily due to lower licensing fees and advertising revenue from the syndicated program. The program does not currently air in syndication, beginning in mid-September 2004. The lower revenues also resulted from the expiration of certain licensing agreements.

Cost in the segment for the quarter were 4 million compared to 6.4 million in the 2003 quarter, as a result of lower production activity related to the syndicated program. Effective mid-September we are no longer on current production costs related to the program. We continue to maintain a small development staff in this segment to continue to develop new programming such as the Everyday Food and Pet-keeping, as well as to support ongoing programming arrangements with the Style Network and new initiatives related to our relationship with Mark Burnett. Operating loss in the quarter was 1.8 million compared to approximately breakeven in the 2003 quarter.

For the merchandising segment revenues were 8 million compared to 8.9 in the prior year's quarter. The current quarter reflects royalty revenue from Kmart based on actual product sales. Overall revenue from Kmart declined about 5% in the quarter, reflecting lower same-store sales, partially offset by higher year-over-year royalty rates. The quarter also reflects lower revenues due to contracts related to our Japanese license partner, and revenue from our signature programs were essentially flat in the quarter.

Expenses in the quarter were approximately $1 million lower due principally to lower compensation-related costs. Operating income was 4.8 million in the quarter compared to 4.6 million, resulting from the lower compensation costs, partially offset by lower revenues.

Internet direct commerce revenues in the quarter were 6.2 million compared to
6.6 million in the prior year's quarter. The decline in the quarter primarily reflects lower commerce sales resulting from significantly lower catalog circulation, partially offset by the strength in our direct to consumer floral business, Martha's Flowers.com. Loss from operations for the quarter were 2.7 million compared to 2 million in the third quarter of 2003. Loss from operations before depreciation and amortization in the 2004 quarter was 2.4 million compared to a loss from operations before depreciation and amortization in the 2003 quarter of 1.7 million.

As announced last quarter we will be exiting the commerce portion of the segment by the end of 2004, and our last catalog will be mailed in the fourth quarter. We currently don't expect to take any significant charges related to the wind-down of the commerce operations. We continue to be on our plan with our exit strategy and expect to have a small inventory balance on hand at year end, which will be liquidated through various means in early 2005.

On a go-forward basis the segment will focus on delivering content, driving magazine orders, and continuing to grow our direct to consumer floral business. Losses in this segment will decline substantially in 2005 and beyond. The extent and timing of the decline will depend upon several factors, including our ability to reduce occupancy and overhead costs previously absorbed by this segment, and our ability to reduce costs of our technology platform for our website, as well as our success in growing our flower business and increasing advertising revenues.

Corporate overhead before depreciation and amortization and non-cash compensation was 8.8 million in the third quarter of 2004 and 2003. The current quarter includes 1.2 million of higher compensation related costs, related to certain retention programs offset by generally lower overall expenses and higher insurance recoveries.

Amortization of non-cash stock compensation expense was a million for the third quarter compared to 100,000 for the third quarter 2003. The expense in the 2004 quarter principally relates to the amortization of the value of restricted stock units granted in connection with a November 2003 stock option exchange program.

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I'd now like to wrap up with a discussion of the outlook for the fourth quarter of 2004. We are currently forecasting a loss per share of $0.20 on revenues of 55 million. The key factors contributing to the quarterly results within each segment are as follows. For publishing revenues are expected to approximate 25 million while operating loss is expected to be approximately 12 million.

The quarterly results will reflect the following. Continuing advertising and circulation trends in Martha Stewart Living magazine, increased loss from Everyday Food primarily due to increased subscription acquisition efforts, and a full quarter of operating results of the Body & Soul acquisition. We will publish two issues in the fourth quarter.

Revenues and operating loss in the quarter will be approximately 2.2 million and 1 million, respectively. Continued spending related to our media campaign and the magazine publication schedule for the fourth quarter of 2004 will include three issues of Martha Stewart Living, two issues of Everyday Food, one issue of Kids, two issues of Weddings, and two issues of Body & Soul.

Television operating loss for the quarter will approximate 2.5 million on revenues of less than $1 million. Merchandising revenues in the quarter are expected to be approximately 22 million, reflecting royalties earned on product sales in the quarter plus approximately $11 million due to a minimum guaranteed royalty due under our Kmart agreement. And operating income will approximate $70 million.

We expect Internet direct commerce revenues to be about 6 million and operating loss to approximate 2 million. Corporate expenses will approximate 9 million and the amortization of non-cash compensation will, again, approximate $1 million. And finally we expect to finish the year with cash and investments of approximately $130 million.

This concludes the formal portion of our presentation. I would now like to turn the call over to the conference call operator for the question-and-answer portion of this session.

QUESTION AND ANSWER

OPERATOR

      (OPERATOR INSTRUCTIONS). Michael Meltz of Bear Stearns.

      MICHAEL MELTZ - BEAR STEARNS - ANALYST

      I have a couple of questions for you. First off, Sharon, you mentioned at the outset there -- or you may have inferred there may be some merchandising deals in the pipeline related to Body & Soul. Is there anything there that you can discuss that you're working on? Or maybe I heard that wrong? Secondly, can you isolate Everyday Food revenue and EBITDA loss in the quarter? And can you tell us on annual basis what you are expecting next year from Everyday Food.

      SHARON PATRICK - MARTHA STEWART LIVING OMNIMEDIA, INC. - PRESIDENT & CEO

      I'll take the first question and Jim will take the second. I didn't specifically say that there were Body and Soul merchandising programs, but what I did say is that we really see this as a full Omni brand. Obviously, in addition to the magazine, we will be looking forward to television and merchandising opportunities. And while there's nothing specific to discuss, that step-by-step development is certainly our plan.

      JIM FOLLO - MARTHA STEWART LIVING OMNIMEDIA, INC. - EVP & CHIEF FINANCIAL & ADMINISTRATIVE OFFICER

      You asked about Everyday Food and forward projections. We plan to be in the investment mode in 2005 on Everyday Food. Although we think a loss will begin less as we move towards breakeven, potentially in '06. That will obviously be dependant upon some recovery in the ad market that Sharon alluded to earlier. As far as the breakout, I mentioned that our revenues in Everyday Food were up about 40%. And that the quarterly revenue for Everyday Food is approximately 3.2 million. For the nine months period it's about 11.6, and our full year loss on that business will probably be somewhere in the neighborhood of 9 to $10 million.

OPERATOR

      Douglas Arthur, Morgan Stanley.

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      DOUGLAS ARTHUR - MORGAN STANLEY - ANALYST

      Couple questions. Sharon, I'm wondering if you can just elaborate on what specifically is giving your confidence of an ad rebound in second quarter of '05. Secondly, Jim, the cash position you're expecting for year an would be down a fair amount from the third quarter. I assume that's before you get the cash inflow from Kmart in early '05. I'm wondering if you could just elaborate on that. And third, precisely what were the insurance recoveries all about? And how much was it?

      JIM FOLLO - MARTHA STEWART LIVING OMNIMEDIA, INC. - EVP & CHIEF FINANCIAL & ADMINISTRATIVE OFFICER

      I'll handle mine, and I'll turn it over to Sharon. The insurance recoveries are related to our D&O policy. We regularly incur legal fees related to certain of the class-action lawsuits. That number approximated $1 million in the quarter. That was not originally in my estimates.

      You had asked about the cash balance. You are correct, the revenue that we will report in the fourth quarter related to our merchandising program will include about $11 million of revenues we'll recognize in the quarter, but not collect until sometime in February of '05. So the cash, there's a disconnect between the cash use and the reported results, particularly from that segment.

      SHARON PATRICK - MARTHA STEWART LIVING OMNIMEDIA, INC. - PRESIDENT & CEO

      On the advertising, as you know, we sell significantly forward. So as we look forward, we are becoming more -- we are increasingly optimistic about the prospects for the recovery beginning in second quarter of 2005, which is what's active right now, and then building momentum from there as the year goes on. The reasons for that are the ones I cited. First and foremost, is the closure on Martha's situation. And the timetable that is inherent in her beginning to serve her sentence and being back in March, reporting for work while under home confinement, but available to us 48 hours a week. We have assurance about all of that, which is as important to advertisers.

That is also combined with the fact that the television arena is active. That we have consistently been able to hit the high quality standards that our consumers are looking for, as reflected in the continued enthusiasm for the product, which is important to the advertisers. And the fact that we continue to show this financial strength. While I can't discuss with you specific advertiser commitments, what I can't say is that we are meeting with advertisers with increasing frequency. We are discussing the quality of our audiences and our content, and attributes we have to offer them, which as you know, are well in tact. And we are filling increasing request for RFP in the 2005 time range. So that's basically the basis of our remarks.

OPERATOR

      Alissa Goldwasser, William Blair.

      ALISSA GOLDWASSER - WILLIAM BLAIR - ANALYST

      Wondering if you could discuss a little bit more detail the Mark Burnett prime-time show and what you see as the direct and indirect benefits of that.

      SHARON PATRICK - MARTHA STEWART LIVING OMNIMEDIA, INC. - PRESIDENT & CEO

      Mark will be working with us and with Martha on this prime-time show for fall 2005. And given the competitive arena and the fact that we're just sort of starting down the road, there are no specifics to discuss with you. We think the benefit is that it provides a great comeback platform for Martha and the ability to really present and remind audiences of the appeal and the great strength of both Martha and the brand. And we think that that will, in fact, be of not only interest to advertisers, but really will halo the rest of our businesses. And that's our hope and our expectation and the motivation for making this agreement.

      ALISSA GOLDWASSER - WILLIAM BLAIR - ANALYST

      And secondly, in your discussions currently with advertisers about the publishing business for next year, are you enthusiastic about the ability to get higher rates? Are you looking for bigger commitments from advertisers that have stuck with you? Are you looking for new advertisers? Or I guess lastly, are you looking for advertisers to come back who may have abandoned the publication over the last year or two?

      JIM FOLLO - MARTHA STEWART LIVING OMNIMEDIA, INC. - EVP & CHIEF FINANCIAL & ADMINISTRATIVE OFFICER

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      I would say every one of those. We're not looking at one specific area, but everything on your list we would expect in an ad recovery to be able to achieve.

      SHARON PATRICK - MARTHA STEWART LIVING OMNIMEDIA, INC. - PRESIDENT & CEO

      Those are all Suzanne Sobel's specific objectives.

OPERATOR

      Steve Gittamo of Verdis Capital.

      STEVE GITTAMO - VERDIS CAPITAL - ANALYST

      First, let me just clarify something. The accounts receivable declined by 24 million second quarter to third quarter. Is that the Kmart payment? Is that basically what happened?

      JIM FOLLO - MARTHA STEWART LIVING OMNIMEDIA, INC. - EVP & CHIEF FINANCIAL & ADMINISTRATIVE OFFICER

      I don't think that -- your reference, I think, is to the balance sheet and the press release. That's the comparison of December to September. I think the change in the quarter was a much more modest decline. The change that you're referring to is largely due to the Kmart receivable that's on our books as at December and gets settled in February. In addition, obviously, as we have seen some pressure on our ad revenue, a lower part of that number would be obviously receivable from advertising.

      STEVE GITTAMO - VERDIS CAPITAL - ANALYST

      And you mentioned in the press release about the change in the store accounts and the decline in sales over at Kmart in general, nothing to do with Martha Stewart. It shouldn't affect us because of the fixed royalty payment nature of the contract. How long does that -- when does that change if it does? It is effective through the end of this year or next year?

      JIM FOLLO - MARTHA STEWART LIVING OMNIMEDIA, INC. - EVP & CHIEF FINANCIAL & ADMINISTRATIVE OFFICER

      We have an arrangement with Kmart which provides for increasing minimum guaranteed payments through early '08. And then the minimum guaranteed payments get adjusted on a different formula for the two subsequent years. So this year the minimum royalty payment is in the high 40 million range. That number grows each year through the end of '07 and then goes on to a different formula thereafter.

      STEVE GITTAMO - VERDIS CAPITAL - ANALYST

      So, some percentage increase in '05, '06, '07 then --

      JIM FOLLO - MARTHA STEWART LIVING OMNIMEDIA, INC. - EVP & CHIEF FINANCIAL & ADMINISTRATIVE OFFICER

      That is correct.

      STEVE GITTAMO - VERDIS CAPITAL - ANALYST

      You've seen in the press about this -- Charles Koppelman came on the Board of Directors and he purchased 500 shares of stock from, I guess, the large holder that sponsored him, I guess VA Partners, and then used a promissory note to pay for 90% of that. And then it looks like the purchase price on the day the transaction occurred was roughly 5 to $6 below the market at that time. Has there been any talk on the Board about how this kind of casts a pall over the company? Do you guys need to be doing this at this point? Shouldn't you just ask him to step down? It just seems so unusual, and probably unnecessary? It just seems like it's getting more press attention than it should. Why wouldn't you just -- no one is that important to the company here, other than Martha. Why don't we just have him step down?

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

      JIM FOLLO - MARTHA STEWART LIVING OMNIMEDIA, INC. - EVP & CHIEF FINANCIAL & ADMINISTRATIVE OFFICER

      It's difficult for us to comment on a transaction between Board members that the company is not a party to. Although I do think the statements that were made by both parties to the transaction that there was a pre-existing arrangement at a certain share price, which the transaction was concluded at sometime later. So, that's as much as I really can say, it is a transaction between two parties, not related to the company. Although having directors have an equity position in the company, we think, is positive.

OPERATOR

      (OPERATOR INSTRUCTIONS). THERE ARE NO FURTHER QUESTIONS AT THIS TIME. THAT
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